Exhibit 99.1

Ignyta Announces 2013 Company Highlights and Full Year Financial Results

February 28, 2014 1:00 PM Eastern Time

SAN DIEGO—(BUSINESS WIRE)—Ignyta, Inc. (OTCQB: RXDX), an oncology precision medicine biotechnology company, today announced financial results for the full year ended December 31, 2013.

“2013 was a transformational year for Ignyta, as we focused the business on oncology precision medicine, in-licensed two proprietary oral tyrosine kinase inhibitor product candidates, became a publicly-traded company through our reverse merger transaction and raised substantial capital to bolster our balance sheet,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “We intend to build on that momentum in 2014 as we strive to develop improved treatment options for patients with our proprietary oncology drug candidates and our integrated Rx/Dx discovery approach.”

Company Highlights

IND Submission for RXDX-101

In February 2014, the company announced that it had submitted an Investigational New Drug application (IND) to the U.S. Food and Drug Administration (FDA) for RXDX-101, Ignyta’s proprietary oral tyrosine kinase inhibitor targeting solid tumor indications.

Subject to the IND becoming effective, the company intends to launch a new, global Phase I/II clinical trial of RXDX-101 to be called STARTRK-1, which stands for Study Targeting ALK, ROS1 or TRKA/B/C. This trial will be a Phase I/IIa, multicenter, single-arm, open-label clinical trial of oral RXDX-101 in adult patients with metastatic cancer confirmed to be positive for relevant molecular alterations. The company anticipates that this trial will involve clinical sites in the United States, Europe, and possibly Asia.

Preliminary Phase I Results for RXDX-101

In February 2014, Ignyta announced preliminary results from the ongoing Phase I dose escalation portion of a Phase I/II clinical trial of RXDX-101.

The dose escalation trial is designed to determine the maximum tolerated dose (MTD) and recommended Phase II dose, as well as preliminary anti-cancer activity of single agent RXDX-101 in patients with solid tumors with activating alterations in the TrkA, ROS1 or ALK tyrosine kinase receptors. At the time of the announcement, 18 patients were enrolled, with 17 having been dosed in six escalating dose cohorts. The preliminary findings showed:

•	the rate of enrollment had increased since Ignyta assumed responsibility for the trial from its licensor in late 2013;

•	no dose limiting toxicities had been observed;

•	seven patients remained on active treatment in the trial, with some patients having received 12 cycles of treatment; and

•	promising signs of antitumor activity had been observed.

Additions to Board of Directors and Management Team

Effective today, James Freddo, M.D. and James Bristol, Ph.D. have joined the company’s Board of Directors, bringing the total number of directors to five, with four independent directors.

Dr. Freddo served as Ignyta’s consultant Chief Medical Officer from July 2013 until February 2014. Prior to joining Ignyta, he served as Executive Vice President, Clinical Development and Chief Medical Officer for Ruga Corporation from June 2012 until May 2013, and as a consultant to Ruga from April 2012 until May 2012. From July 2006 until March 2012, Dr. Freddo was the Chief Medical Officer and Senior Vice President, Drug Development at Anadys Pharmaceuticals, contributing to Anadys’ sale to Roche in November 2011. Dr. Freddo was also a member of the Board of Directors of Anadys from January 2011 until November 2011. Prior to joining Anadys, Dr. Freddo served at Pfizer from June 2002 until July 2006, holding the positions of Vice President, Clinical Site Head and Development Site Head and, prior to that, Executive Director and leader of Oncology Clinical Development. Prior to joining Pfizer, Dr. Freddo held a variety of senior management positions at Wyeth-Ayerst Research from 1996 to 2002, in the Oncology, Infectious Diseases and Transplantation Immunology therapeutic areas. He also served as a member of the Board of Directors for InfuSystems, Inc., a public healthcare products and services company, from 2008 until 2011. Dr. Freddo received an M.D. degree from the University of North Carolina, Chapel Hill, completed his residency training at University of California, San Diego and returned to Chapel Hill for his fellowship training in gynecologic oncology.

Dr. Bristol worked for 33 years in drug discovery research and pre-clinical development at Schering-Plough, Parke-Davis, and Pfizer, serving in various senior research and development roles. From 2003 until his retirement in 2007, Dr. Bristol was Senior Vice President of Worldwide Drug Discovery Research at Pfizer Global Research & Development. During the period that Dr. Bristol led Pfizer’s worldwide discovery research, the organization, which included five research sites in the U.S., one in the U.K. and one in Japan, annually produced an industry leading number of drug development candidates in 11 broadly defined therapeutic areas. Dr. Bristol has been a Co-Chairman of the Board of Managers at Deciphera Pharmaceuticals, LLC since 2007 and serves as its Member of the Managing Board. He has also served as a Director of Mnemosyne Pharmaceuticals, Inc. since 2011.

In 2009, Dr. Bristol joined Frazier Healthcare Ventures as a Senior Advisor. Dr. Bristol is the author of over 100 publications, abstracts, and patents. He conducted postdoctoral research at the University of Michigan (N.I.H. Postdoctoral Fellow) from 1972 to 1973 and at The Squibb Institute for Medical Research from 1973 to 1974. He received his Ph.D. in organic chemistry from the University of New Hampshire in 1972 and a B.S. in Chemistry from Bates College in 1968.

In addition, in February 2014 the company announced that Sara Zaknoen, M.D., had joined the company as its Chief Medical Officer, and that Matt Onaitis had joined the company as its General Counsel and Secretary.

Financing Transactions

In December 2013, Ignyta announced that it had entered into an expanded $10 million capital term loan facility with Silicon Valley Bank (SVB). The new facility replaced the previous $1.5 million facility entered into between the company and SVB. The new loan bears interest at a rate of 6.92%, and is payable in 36 equal monthly installments commencing after a 12-month period of interest-only payments, such that all amounts owed will mature on December 1, 2017. Upon such maturity date, Ignyta will also owe to SVB a final payment of $1,050,000.

In November 2013, the company announced that it had completed two private placements of its common stock for aggregate gross proceeds of approximately $54 million, which exceeded the company’s original target raise of $35 million. The company issued and sold an aggregate of approximately 9.0 million shares of its common stock at $6.00 per share in the two private placements. The company filed a registration statement on Form S-1 (File No. 333-192956) to register the resale of all of the shares issued in the private placement transactions, which resale registration statement was declared effective by the SEC in February 2014.

Reverse Merger Transaction

In November 2013, Ignyta announced the completion of a reverse merger with a shell company that was effected on October 31, 2013. The reverse merger resulted in the company becoming publicly traded on the OTCQB and the OTCBB.

License of Lead Product Candidates

In November 2013, Ignyta also announced its entry into a license agreement with Nerviano Medical Sciences (Nerviano) that granted Ignyta exclusive global development and marketing rights to RXDX-101, a tyrosine kinase inhibitor directed to the Trk family of tyrosine kinase receptors, TrkA, TrkB and TrkC, as well as the ROS1 and ALK proteins, which is in a Phase I/II clinical trial in molecularly defined patient populations for the treatment of solid tumors; and RXDX-102, a tyrosine kinase inhibitor directed to the Trk family tyrosine kinase receptors, which was in preclinical development for the treatment of multiple cancers.

As a result of the promising Phase I results relating to RXDX-101, the company has decided to designate RXDX-102 as a back-up compound to RXDX-101. Accordingly, the company will not devote further development resources to RXDX-102 unless the development program for RXDX-101 is unsuccessful.

Under the terms of the license agreement, Ignyta assumed sole responsibility for global development and commercialization of RXDX-101 and RXDX-102. Nerviano is entitled to receive certain milestone payments, as well as tiered royalty payments on future net sales of RXDX-101 or RXDX-102.

Actagene Oncology Merger

In May 2013, the company announced that it had acquired Actagene Oncology, Inc., a privately held biotechnology company developing personalized medicines for high unmet need cancer indications, based on cancer genome mining and sequencing. With this acquisition, the company was transformed into a precision medicine biotechnology company dedicated to finding new drugs for cancer patients whose tumors harbor specific molecular alterations. The company’s Spark-1, Spark-2, and Spark-3 product candidates, directed to emerging oncology targets identified through mining its Oncolome™ database of information from proprietary and publicly available tumor samples, resulted from work originally done by Actagene.

Financial Results

For the 2013 fiscal year, net loss was $14.2 million, or $3.83 per share, compared with $1.3 million, or $2.00 per share, for the 2012 fiscal year.

As a development stage pharmaceutical company, Ignyta had no revenues during 2013 or 2012.

Research and development expenses for 2013 were $10.2 million, compared with $0.7 million for 2012. The increase was primarily due to the upfront license fee that the company paid to Nerviano in connection with the license of RXDX-101 and RXDX-102, as well as an increase in activities relating to development of these product candidates and the company’s biomarker discovery programs and platform technologies. The company also incurred an increase between periods for personnel and facilities expenses.

General and administrative expenses were $3.7 million for 2013, compared with $0.5 million for 2012. The increase was primarily caused by increases in personnel costs, as well as costs relating to the legal, investor relations, intellectual property and audit functions, some of which resulted from the company’s licensing, merger and financing activities in 2013. Facilities expenses also increased year-over-year.

At December 31, 2013, the company had cash and cash equivalents totaling $51.8 million and current and long-term debt of $10.0 million. At December 31, 2012, the company had cash and cash equivalents totaling $5.0 million and current and long-term debt of $0.5 million.

Conference Call Information

On Friday, February 28, 2014, the company will host a conference call with interested parties beginning at 4:30 p.m. ET (1:30 p.m. PT). The conference call will be available to interested parties through a live audio Internet broadcast at http://www.media-server.com/m/p/vcrg2e3z, or on the Investors page of the company’s website at http://investor.ignyta.com. The call will also be archived and accessible at both sites for one year. Alternatively, callers may participate in the conference call by dialing (888) 734-0328 (domestic) or (678) 894-3054 (international), and entering passcode 4280482.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, Ignyta’s development plans for RXDX-101 and its other product candidates, the company’s financial status and performance, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Ignyta, Inc.

Ignyta, Inc., located in San Diego, California, is a biotechnology company developing precision medicine with integrated Rx/Dx solutions for cancer patients. Its goal is to discover and develop revolutionary new drugs that target activated genes in cancer cells for the customized treatment of cancer patients. The company’s present focus is on the development of RXDX-101, its proprietary oral tyrosine kinase inhibitor that targets solid tumor indications, and advancing its novel Spark discovery programs that leverage its proprietary cancer genomic and epigenomic knowledge bases. For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the progress of and data from Ignyta’s clinical trials and other studies; the company’s financial position and results of operations, including any projections relating to such position or future results; the company’s novel technologies and methods; and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, regulatory developments in the United States and foreign countries, including any failure of Ignyta’s IND for RXDX-101 to become effective; Ignyta’s ability to raise the additional funding it will need to continue to pursue its business and product development plans; the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; the potential for final results of any Phase I/II clinical trial of RXDX-101 to differ from the preliminary results; Ignyta’s ability to develop, complete clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents we file with the SEC available at www.sec.gov, including without limitation our Annual Report on Form 10-K dated February 28, 2014.

Contacts

Ignyta, Inc.

Zachary Hornby

CFO and Vice President, Corporate Development

858-255-5959

zh@ignyta.com

FINANCIAL TABLES FOLLOW

IGNYTA, INC. AND SUBSIDIARY

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS

(Audited)

	Year ended December 31,
	2013	2012
	(in thousands, except per share data)
Operating costs and expenses
Research and development	10,171	708
General and administrative	3,731	548

Total operating costs and expenses	13,902	1,256

Loss from operations	(13,902)	(1,256)
Other expense	(310)	(23)
Loss before income tax	(14,212)	(1,279)
Income tax provision	2	1

Net loss	$(14,214)	$(1,280)

Basic and diluted net loss per share	$(3.83)	$(2.00)

Shares used to calculate net loss per share	3,712	640

IGNYTA, INC. AND SUBSIDIARY

SUMMARY CONSOLIDATED BALANCE SHEETS

(Audited)

	December 31,	December 31,
	2013	2012
	(in thousands)
ASSETS
Cash and cash equivalents	$51,804	$5,032
Prepaid expenses and other current assets	671	95

Total current assets	52,475	5,127
Fixed assets, net	831	294
Other assets	13	22

Total assets	$53,319	$5,443

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$812	$292
Accrued expenses and other liabilities	590	54
Notes payable, current portion	—	112
Warrant liability	129	25

Total current liabilities	1,531	483
Notes payable, net of current portion	8,950	368
Other liabilities	1,050	33

Total liabilities	11,531	884
Total stockholders’ equity	41,788	4,561

Total liabilities and stockholders’ equity	$53,319	$5,445